Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2024, relating to the financial statements and financial highlights of Monteagle Funds comprising Monteagle Select Value Fund, Monteagle Opportunity Equity Fund, Monteagle Enhanced Equity Income Fund, and The Texas Fund for the year ended August 31, 2024, and to the references to our firm under the headings "Financial Highlights" in each Prospectus and "Other Fund Service Providers" in the Statement of Additional Information.

Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
December 26, 2024